Exhibit 5.1

December 21, 2022

ZyVersa Therapeutics, Inc.

2200 N. Commerce Parkway, Suite 208

Weston, FL 33326

Ladies and Gentlemen:

We have acted as counsel for ZyVersa Therapeutics, Inc., a Delaware corporation (f/k/a Larkspur Health Acquisition Corp.) (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-1 (the “Registration Statement”), including a related prospectus filed with the Registration Statement (the “Prospectus”), with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement covers the registration of (a) the issuance of shares of common stock, par value $0.0001 per share (“Common Stock”), of the Company upon the exercise of warrants issued by the Company, and (b) the resale of Common Stock issued by the Company held by certain stockholders and holders of outstanding warrants of the Company, as follows:

(i)	the issuance of 4,317,500 shares of Common Stock (the “PIPE Shares”) underlying the Company’s Series A Preferred Stock issued in a private placement to certain investors (the “PIPE Investors”);

(ii)	the issuance of 4,317,500 shares of Common Stock (the “ PIPE Warrant Shares”) issuable upon the exercise of the warrants issued to the PIPE Investors (the “PIPE Warrants”);

(iii)	the issuance of 723,143 shares of Common Stock (the “Series B Shares”) underlying the Company’s Series B Convertible Preferred Stock; and

(iv)	the issuance of 5,825,369 shares of Common Stock (the “Public Warrant Shares,” and together with the PIPE Warrant Shares, the “Warrant Shares”) issuable upon the exercise of public warrants issued in connection with Larkspur Health Acquisition Corp.’s initial public offering (the “Public Warrants” and together with the PIPE Warrants, the “Warrants”).

In connection with rendering this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Second Amended and Restated Certificate of Incorporation (including the Certificates of Designation with respect to the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock) and the Second Amended and Restated Bylaws of the Company, the forms of the Warrants and such other corporate records, agreements, documents and instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and we have made such inquiries of such officers and representatives, as we have deemed necessary or appropriate for the purposes of this opinion.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, the authenticity of the originals of such latter documents, and the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates we have reviewed. As to certain questions of fact material to this opinion, we have relied upon certificates or comparable documents of officers and representatives of the Company and have not sought to independently verify such facts.

With respect to the Warrant Shares, we express no opinion to the extent that, notwithstanding the Company’s current reservation of shares of Common Stock, future issuances of securities of the Company, including the Warrant Shares, and/or anti-dilution adjustments to outstanding securities of the Company, including the Warrants, may cause the Warrants to be exercisable for more shares of Common Stock than the number that then remain authorized but unissued.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

1.	The PIPE Shares and the Series B Shares, when and if issued upon the conversion of the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock, will be validly issued, fully paid and non-assessable.

2.	The Warrant Shares, when and if issued upon exercise of the Warrants in accordance with the terms of the Warrants, will have been duly authorized and will be validly issued, fully paid and non-assessable.

3.	The Warrants, the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock have been duly authorized, validly issued, fully paid and non-assessable.

Our opinion set forth in paragraph 3 above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) or (iii) an implied covenant of good faith and fair dealing. Our opinion is subject to the qualification that the availability of specific performance, an injunction or other equitable remedies is subject to the discretion of the court before which the request is brought.

We express no opinion as to any provision of the Warrants that: (i) provides for economic remedies to the extent such provisions may constitute unlawful penalties, (ii) relates to advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitations, trial by jury, or procedural rights, (iii) restricts non-written modifications and waivers, (iv) provides for the payment of legal and other professional fees where such payment is contrary to law or public policy, (v) relates to exclusivity, election or accumulation of rights or remedies, (vi) authorizes or validates conclusive or discretionary determinations, or (vii) provides that provisions of the Warrants are severable to the extent an essential part of the agreed exchange is determined to be invalid and unenforceable.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware (including reported judicial decisions interpreting the General Corporation Law of the State of Delaware) and, solely with respect to whether or not the Warrants are the valid and legally binding obligations of the Company, the laws of the State of New York. We express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction. This opinion is limited to such laws as are in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. The opinion expressed herein is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Without limitation, no opinion is expressed herein with respect to the qualification of the Warrant Shares, PIPE Shares or the Series B Shares under the securities or blue sky laws of any state or any foreign jurisdiction. We express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law provided for in the Warrants.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus, which is a part of the Registration Statement. In giving such consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Lowenstein Sandler LLP

Lowenstein Sandler LLP